UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                              FORM 5
      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[X] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported



1  Name and Address of Reporting Person
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   John B. Willbur
   500 N. Rainbow Blvd., Ste. 300
   Las Vegas, NV 89107


2  Issuer Name and Ticker or Trading Symbol
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    TerenceNet, Inc.   (OTC BB: "TCET")

3  IRS or Social Security Number of Reporting Person (Voluntary)
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   ###-##-####

4  Statement for Month/Year
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   December - 2002

5  If Amendment, Date of Original (Month/Day/Year)
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   N/A


6  Relationship of Reporting Person(s) to Issuer (Check all applicable)
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   [X]   Director                    [ ]   10% Owner

   [X]   Officer (give title below)  [ ]   Other (Specify below)

                 Chief Marketing Officer

7  Individual or Joint/Group Filing (Check applicable line)
----------------------------------------------------------------------

   [X]  Form filed by One Reporting  [ ]  Form filed by More than One
        Person                            Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     226,000         D





-PAGE-





Form 5 (continued)

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------







Explanation of Responses:







                              /s/ John B. Willbur            2/1/2003
                              --------------------------------------------
                              Signature of Reporting          Date
                              Person